Exhibit 99.1

Contacts:	Manny Villafaña Chairman & CEO, John L. Babitt President & CFO CABG Medical, Inc. PHONE (763) 258 8005 FAX (763) 258 8008
FOR IMMEDIATE RELEASE
CABG MEDICAL ANNOUNCES SPECIAL MEETING OF SHAREHOLDERS TO BE
HELD ON APRIL 27, 2006
Minneapolis, March 23, 2006—CABG Medical, Inc. (Nasdaq: CABG) today announced it has set the time and date for its Special Meeting of Shareholders (the “Meeting”) as 2:00 p.m. Central Daylight Time (3:00 p.m. Eastern Daylight Time) on Thursday, April 27, 2006. At the Meeting, shareholders of record will vote on the Company’s Plan of Liquidation and Dissolution (the “Plan”).
The Company also announced today that it has received notification from Nasdaq of its intent to delist the Company’s common stock from the Nasdaq National Market effective April 28, 2006, one day following the Special Meeting of the Shareholders to approve the Company’s Plan.
The notification was based on the staff’s review of the Company’s Form 8-K filed on February 13, 2006, which disclosed the Company’s plan to substantially reduce operations in anticipation of a possible dissolution and the Company’s Form 10-K for the year ended 2005 filed on February 27, 2006, which disclosed the Board of Directors’ approval of the Plan. Nasdaq has made its determination under Marketplace Rule 4300, which provides Nasdaq the discretion of discontinuing listing of securities on Nasdaq based on any event, condition or circumstance that exists or occurs that makes continued listing inadvisable or unwarranted in the opinion of Nasdaq, and Marketplace Rule 4450(f), which provides that Nasdaq may suspend or terminate continued listing of securities if a plan of liquidation has been adopted.
As indicated above, the Company previously announced its Board of Directors’ unanimously adopted a formal plan of liquidation and dissolution and has filed a preliminary proxy regarding the dissolution with the Securities and Exchange Commission. The Plan is subject to shareholder approval at the Special Meeting of the Shareholders. The Company anticipates mailing the definitive proxy statement for the Meeting on or about March 30, 2006 to shareholders of record as of March 24, 2006.
In anticipation of executing the Plan, the Company has ceased research and development activities associated with the Holly Graft System, terminated seven of its eleven full-time employees and has initiated the process for the formal liquidation and dissolution of the Company. In parallel with the formal dissolution process, the Company will evaluate appropriate strategic alternatives brought to it by its investment bank.
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